MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES SALE OF EQUIPMENT

New York- February 12, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced today that its wholly owned subsidiary MMC Mid-Sun, LLC, signed a definitive agreement to sell its General Electric LM2500® turbine and certain related power generating equipment for $4.0 million to an affiliate of Pro Energy Services, Inc.

The transaction is targeted to close on April 1, 2009 at which point the Company expects to cease operations at the Mid-Sun facility.  MMC Mid-Sun will continue to own residual ancillary equipment at the site.  MMC Mid-Sun remains subject to a long term land lease through 2016, which it expects to terminate through a negotiated buy-out of the lease.  Additionally, the facility is contracted to supply resource adequacy capacity requirements through 2011, which MMC expects to satisfy by procuring replacement capacity from an unrelated facility.  Subject to the final outcome of such contract negotiations and miscellaneous deal costs, the Company expects to receive net proceeds of $2.5 to $3.0 million after winding up the Mid-Sun operation.  There can be no assurance, however, that the cost of terminating such agreements will not be higher, including as a result of any penalties assessed, which MMC believes to be unlikely.

Since the Company lost the ability to provide spinning reserve services, the facility has not been able to generate sustained positive cash flows, and the underlying equipment was determined to have greater value than continuing to operate the facility.  The Company’s remaining two facilities, MMC Escondido and MMC Chula Vista continue to generate positive EBITDA.

Michael Hamilton, CEO of MMC Energy commented, "We continue to believe that our power generation facilities and power equipment on order carry significant value, given the shortage of new generation throughout the State of California.  We believe this equipment sale demonstrates the value and liquidity of our assets not reflected in our current market price."

MMC previously announced the sale of a General Electric LM6000 PC Sprint ® turbine in November 2008.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 80 megawatts or `MW.''   The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable. To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity, of which the Mid-Sun facility represents 22 MW.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including anticipated events relating to completion of the Company’s current upgrade projects. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com